Exhibit 10.1

Escrow Agreement

This Escrow Agreement (the "Escrow Agreement") is entered into as of February 14, 2011 by and between Herman H. Pettegrove (the "Escrow Agent"), Entest BioMedical Inc. (“Purchaser”), Noah’s Ark Starr Animal Hospital, Inc. and  Barbara Starr, DVM (collectively the “Seller”), herein collectively referred to herein as the “Parties” (“Parties”).

RECITALS

WHEREAS, the Seller and Purchaser have entered into a Letter of Intent (LOI) to purchase all assets of Noah’s Ark Starr Animal Hospital, Inc. located at 422 N. Euclid Street, Fullerton, CA, 92832 (“Transaction”). The LOI attached hereto as Exhibit A.

WHEREAS the LOI requires that the parties enter into an Escrow Agreement.

WHEREAS the LOI anticipates that the Purchaser and Seller shall enter into a binding agreement to complete the Transaction (“Definitive Purchase Agreement”) on or before April 30, 2011.

WHEREAS it is agreed that upon execution of a Definitive Purchase Agreement, the terms of that Definitive Purchase Agreement will dictate the terms and conditions of this Escrow Agreement as of and subsequent to the date of  execution of the Definitive Purchase Agreement (DPA).

ESCROW AGREEMENT

NOW, THEREFORE, in consideration of the preliminary statements and the mutual agreements, covenants, representations and warranties set forth in this Agreement and for other good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
APPOINTMENT OF ESCROW AGENT;
ESTABLISHMENT OF ESCROW; DEPOSIT

Section 1.1 Appointment of Escrow Agent; Limited Responsibilities. Seller and Purchaser hereby appoint Escrow Agent to act as escrow agent hereunder, and Escrow Agent hereby accepts such appointment and agrees to act as escrow agent and to hold, safeguard, and disburse the Escrow Assets (as defined below) pursuant to the terms and conditions of this Agreement. This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations will be read into this Agreement against Escrow Agent. Escrow Agent will not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

Section 1.2 Deposit of Escrow Assets and Documents. In accordance with Schedule A, the Escrow Assets (as defined in schedule A) shall be deposited with the Escrow Agent as per Escrow Agents instruction to the other Parties. Escrow Assets shall be disbursed by Escrow Agent in accordance with Schedule B. Escrow Agent acknowledges that it has received a copy of the LOI and upon receipt of Escrow Assets will promptly provide written notice of such receipt to the other Parties.

ARTICLE II
CLAIMS; TERMINATION OF ACCOUNTS

Section 2.1 Disbursements from Escrow Account.

(a) Escrow Assets shall be released in accordance with Schedule B.

(b) Termination of Account. Upon payment of all amounts in the Escrow Account, the Escrow Account will be deemed closed, and this Agreement will be deemed terminated with respect to the Escrow Account.

ARTICLE III
DUTIES OF ESCROW AGENT

Section 3.1 Degree of Care. Escrow Agent will not be under any duty to give the Escrow Assets held by it hereunder any greater degree of care than it gives its own similar property and will not be required to invest any funds held hereunder except as directed in this Agreement.

Section 3.2 Liability; Indemnification of Escrow Agent. Escrow Agent will not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the Seller on the one hand and the Purchaser on the other hand will jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, Escrow Agent will in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms of this Agreement, including, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Assets, or any loss of interest incident to any such delays. This Section will survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

Section 3.3 Reliance by Escrow Agent. Escrow Agent will be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service with respect to this Agreement. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

Section 3.4 Advice of Counsel. Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and will not be liable for any action taken or omitted by it in good faith in accordance with such advice.

Section 3.5 Subject to Taxes and Regulations. Escrow Agent does not have any interest in the Escrow Assets deposited hereunder but is serving as escrow holder only and having possession only pursuant to this Agreement. The Parties will provide Escrow Agent with any necessary tax identification numbers and related information that may be required or reasonably requested by Escrow Agent for purposes of complying with applicable tax information reporting and withholding requirements.

Section 3.6 No Representation. Escrow Agent makes no representation as to the validity, value, genuineness, or the collectability of any security or other document or instrument held by or delivered to it.

Section 3.7 No Advice. Escrow Agent will not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

Section 3.8 Resignation of Escrow Agent. Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Assets to any successor Escrow Agent jointly designated in writing by the Seller on the one hand and the Purchaser on the other hand, or, if no such written designation is made, to any court of competent jurisdiction, whereupon Escrow Agent will be discharged of and from any and all further obligations arising from or in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of (a) the appointment of a successor (including a court of competent jurisdiction) or (b) the day which is 30 days after the date of delivery of its written notice of resignation to the other Parties. If at the effective time of Escrow Agent's resignation it has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time will be to retain and safeguard the Escrow Assets until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the Purchaser on the one hand and the Seller on the other hand or a final non-appealable order of a court of competent jurisdiction.

Section 3.9 Disputed Disbursements. In the event of any disagreement between the Parties resulting in adverse claims or demands being made in connection with the Escrow Account or in the event that Escrow Agent is in doubt as to what action should be taken hereunder, Escrow Agent will be entitled to retain the applicable Escrow Assets until Escrow Agent will have received (a) the written determination of a duly empowered arbitrator or a court of competent jurisdiction  directing delivery of the applicable Escrow Assets, or (b) a written agreement executed by  the Seller and Purchaser directing delivery of the applicable Escrow Assets, in which event Escrow Agent will disburse the applicable Escrow Assets in accordance with such written determination or agreement. Escrow Agent will act on such written determination without further question.

Section 3.10 Compensation of Escrow Agent.  Purchaser will pay compensation due to Escrow Agent of $400.00 for the preparation and execution of this escrow. In the event of a dispute between the Parties, the Parties will not pay direct compensation to the Escrow Agent, however, each agrees to reimburse Escrow Agent for all reasonable expenses, disbursements, and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses, and disbursements of its counsel).

Section 3.11 Disclosure of Relationship. No printed or other matter in any language (including prospectuses, notices, reports, and promotional material) that mentions Escrow Agent's name or the rights, powers, or duties of Escrow Agent will be issued by the other parties hereto or on such parties' behalf unless Escrow Agent will first have given its specific written consent thereto.

ARTICLE IV
MISCELLANEOUS

Section 4.1 Amendment. No amendment of this Agreement will be effective unless in writing signed by each Party.

Section 4.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original agreement, but all of which will constitute one and the same agreement. Any Party may execute and deliver this Agreement by an executed signature page transmitted by a facsimile machine. If a Party transmits its signature page by a facsimile machine, such Party will promptly thereafter deliver an originally executed signature page to the other Parties, provided that any failure to deliver such an originally executed signature page will not affect the validity, legality, or enforceability of this Agreement and the Sales Agreement constitute the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter of this Agreement.

Section 4.3 Expenses. Each Party will bear its own expenses with respect to the negotiation and preparation of this Agreement.

Section 4.4 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five Business Days after the day when mailed by certified or registered mail, postage prepaid, addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

If to Seller:

Barbara Starr, DVM
Noah’s Ark Starr Animal Hospital, Inc.
422 N. Euclid Street, Fullerton, CA, 92832

If to Purchaser:

David R. Koos, Chairman & CEO
Entest BioMedical, Inc.
4700 Spring Street, Suite 203
La Mesa, CA 91942

If to Escrow Agent:

Herman H. Pettegrove
1350 Main Street
Venice, CA 90291
Phone: (310) 392-5400

Section 4.5 Governing Law; Jurisdiction.

(a) The terms and conditions of this Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its choice of law rules.  Any action arising as a result of this Agreement shall be brought in the state courts located in San Diego County, State of California.

(b) Without prejudice to any other mode of service:

(i) the Parties, and their assigns each appoint Herman H. Pettegrove as his or her agent for service of process relating to any proceedings before the federal courts in California in connection with this Agreement and agree to maintain the process agent in California notified to the other Parties;

(ii) the Escrow Agent agrees that it may be served at its office in California for service of process relating to any proceedings before the federal courts in California in connection with this Agreement;

(iv) each Party agrees that failure by a process agent to notify him, her or it of the process shall not invalidate the proceedings concerned; and

(v) each Party consents to the service of process relating to any such proceedings by prepaid mailing of a copy of the process to his, her or its respective agent at the address identified in paragraph (i), (ii) or (iii) above or by prepaid mailing by air mail, certified or registered mail of a copy of the process to it at the address set forth in Section 4.4.

(c) Each of the Parties hereto:

(i) waives objection to the courts in California on grounds of inconvenient forum, venue or otherwise as regards proceedings in connection with this Agreement or any agreements or transactions contemplated hereby; and

(ii) agrees that a final judgment or order of a federal court in California in connection with this Agreement or any agreements or transactions contemplated hereby is conclusive and binding on him, her or it, subject to appellate review, and may be enforced against him, her or it in the courts of any other jurisdiction.

Section 4.6 No Assignment. Other than as expressly set forth in this Agreement regarding the Escrow Agent, no Party may assign its benefits or delegate its duties under this Agreement without the prior written consent of the other Parties. Any attempted assignment or delegation without such prior consent will be void.

Section 4.7 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and no other Person will have any right, interest, or claim under this Agreement.

Section 4.8 Public Announcements. The Parties agree, to the extent practicable, to consult with each other regarding any public announcement in advance thereof.

Section 4.9 Representation by Legal Counsel. Each Party is a sophisticated Person that was advised by experienced legal counsel and other advisors in the negotiation and preparation of this Agreement.

Section 4.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will not invalidate the remaining provisions of this Agreement or affect the validity or enforceability of such provision in any other jurisdiction. In addition, any such prohibited or unenforceable provision will be given effect to the extent possible in the jurisdiction where such provision is prohibited or unenforceable.

Section 4.11 Specific Performance. The Parties acknowledges that the benefits that they will derive from the transactions contemplated by this Agreement are unique and irreplaceable. Accordingly, if any of the parties improperly abandon or terminate this Agreement; either party would not have an adequate remedy at law. The claiming Parties therefore will be entitled to a court order requiring such Party to perform this Agreement.

Section 4.13 Successors. This Agreement will be binding upon and will inure to the benefit of each Party and its heirs, legal representatives, permitted assigns, and successors  provided that this Section will not permit the assignment or other transfer of this Agreement, whether by operation of law or otherwise, if such assignment or other transfer is not otherwise permitted under this Agreement.

Section 4.14 Time of the Essence. Time is of the essence in the performance of this Agreement and all dates and periods specified in this Agreement.

Section 4.15 Waiver. No provision of this Agreement will be considered waived unless such waiver is in writing and signed by the Party that benefits from the enforcement of such provision. No waiver of any provision in this Agreement, however, will be deemed a waiver of a subsequent breach of such provision or a waiver of a similar provision. In addition, a waiver of any breach or a failure to enforce any term or condition of this Agreement will not in any way affect, limit, or waive a Party's rights under this Agreement at any time to enforce strict compliance thereafter with every term and condition of this Agreement.

IN WITNESS WHEREOF, each Party has executed, or has caused a duly authorized officer to execute, this Agreement as of the date first above written.

PURCHASER:	/s/ David R. Koos
David R. Koos, Chairman & CEO
Entest BioMedical Inc.

ESCROW AGENT:	/s/ Herman H. Pettegrove, Esq.
Herman H. Pettegrove, Esq.

SELLER:	/s/ Barbara Starr
Barbara Starr, DVM As an individual and as President Noah’s Ark Starr Animal Hospital, Inc.

SCHEDULE A
ESCROW ASSETS

On or before February 18, 2011 Purchaser shall deliver to the Escrow Agent 100,000 common shares of Entest BioMedical, Inc. (“Initial Escrow Deposit”).

In accordance with the terms and conditions of the Definitive Purchase Agreement, the Seller and Buyer shall deposit additional assets as required by the Definitive Purchase Agreement.

SCHEDULE B
DISBURSEMENT OF ESCROW ASSETS

   (a) In the event that the Definitive Purchase Agreement is not executed by the parties on or before April 30, 2011 then the Initial Escrow Deposit shall be returned to Buyer.

   (b) In the event that negotiations regarding the Transaction terminate due to a breach of 3(m) or 3(n) of the LOI then the Initial Escrow Deposit shall be returned to Buyer.

Otherwise:

   (c) All Escrow Assets (including the Initial Escrow Deposit) shall be disbursed in accordance to terms and conditions dictated by the Definitive Purchase Agreement.

Exhibit A

February 10, 2011

Barbara Starr, DVM
Noah’s Ark Starr Animal Hospital, Inc.
422 N. Euclid Street
Fullerton, CA 92832

Re:           Non-Binding Letter of Intent

Dear Dr. Starr:

This Letter of Intent (“LOI”) constitutes a proposal from Entest BioMedical, Inc. (hereinafter, “Buyer”) to Noah’s Ark Starr Animal Hospital, Inc. (“NASAH” and/or “Corporation”) and Barbara Starr, DVM (“Seller”) to buy 100% of the assets of the Corporation as more clearly defined below (the “Transaction”) owned by Seller in connection with the operation and management of its business (the “Business”) located at 422 N. Euclid Street, Fullerton, CA, 92832 (the “Property”). Buyer and Seller may be referred to individually as “Party” and collectively as “Parties”.

This proposal supersedes any other previous written or oral proposals or communications between the Parties. The terms of this proposal shall be as follows:
1.	Purchase Price.

The Purchase Price for the acquisition of 100% of the assets of the Corporation shall be three hundred thousand dollars ($300,000.00) to be paid as follows.

a.
Buyer shall pay $300,000 in a combination of cash, assumption of debt and issuance of Entest BioMedical Inc.’s common stock (OTCBB: ENTB), hereafter referred to as the “Purchase Price Components”.  The percentages of each of these components will be determined once the due diligence has been completed by Buyer.

b.
Buyer shall deposit as collateral for the completion of  the purchase of 100% of the assets of  NASAH  100,000 common shares of ENTB stock (“Escrow Deposit”) with Herman H. Pettegrove (“Escrow Agent”), Attorney at Law, 1350 Main Street, Venice, CA 90291 – 310.392.5400  within two (2) days of execution by the parties of This LOI  (as of February 10, 2011,  ENTB closed trading at $4.10 per share, valuing  the Escrow Deposit at $410,000 as of that date). The terms of the Escrow shall provide that:

i.	In the event that Definitive Purchase Agreement (“DPA” as defined in Section 2) is not executed by the Parties on or before April 30, 2011 then the Escrow Deposit shall be returned to Buyer;

ii.	In the event that negotiations regarding the Transaction terminate due to (a) a breach of 3(m) or 3(n) by the Seller then the Escrow Deposit shall be returned to Buyer and;

iii.	It is agreed by the Parties that Escrow Agent shall serve as such regarding any escrow which is required to be established in accordance with any DPA entered into by and among the Parties.

c.	On the Date of Closing of Sale the sum of the Purchase Price Components totaling $300,000 shall be paid to Seller and;

d.	Any debt assumed will reduce the other Purchase Price Components by the amount assumed.

2.	Due Diligence

Upon the deposit of the Escrow Deposit by Buyer and for a period of thirty (30) days thereafter (the “Due Diligence Period”), Seller shall provide Buyer with reasonable access to all of the Corporation’s books, records, legal documents, assets and other information (the “Books and Records”), all as no cost to Buyer. At such time as Due Diligence Period has expired the Parties shall use their best efforts to negotiate and execute a Definitive Purchase Agreement (“DPA”) whereby Seller shall sell 100% of the assets of the Corporation to Buyer under terms and conditions similar to those set forth herein. The Parties agree and acknowledge that this list of terms and conditions set forth herein is not intended to be all inclusive and the DPA to be executed by the Parties may contain terms different or in addition to those set forth herein. Both Parties shall use their best efforts to execute a DPA no later than April 1, 2011 with the Transaction closing no later than April 15, 2011 (the “Closing Date of Sale”).

3.	Basic Terms.

The DPA shall include terms and conditions similar to the following:

a.	Upon the mutual execution by the Parties of the Definitive Purchase Agreement, Buyer shall have no contingencies and his obligation to close the Transaction shall be unconditional;

b.	Seller shall assign the assets to Buyer;

c.
Seller shall retain cash and accounts receivable from Business and Buyer shall have no interest or obligations with respect thereto to the extent such retention shall not result in the Corporation having liabilities in excess of what may be agreed upon by the Parties pursuant to a DPA as of the Closing Date of Sale;

d.	Buyer shall indemnify and protect Seller from all liabilities or obligations of Corporation after the Closing Date of Sale;

e.	Seller shall indemnify and protect Buyer from all liabilities or obligations of Corporation prior to the closing Date of Sale;

f.
Seller shall not, within a radius of ten (10) miles of the Property, directly or indirectly engage in the practice of veterinary, other than as provided in the agreement, for a period of five (5) years from the Closing Date, unless Seller is employed by Buyer;

g.	Seller agrees that it shall not directly or indirectly induce any former patients to patronize anyone other than Buyer for a period of five (5) years from the Closing Date;

h.	Seller agrees that it shall not solicit for hire employees of its Business for a period of five (5) years from the Closing Date;

i.
Seller and Buyer agree to enter into an employment agreement such that Seller shall be employed by Buyer as follows: (a) Annual salary and number of days to be worked per week to be mutually agreed to by the Buyer and Seller; (b) a cash bonus equal to 5.00% of the annual gross collections over baseline revenue of $500,000.00; a stock bonus equal to 5% of the annual gross collections over baseline revenue of $500,000.00.

j.
Seller shall represent and warrant that all tax returns and financial information delivered to Buyer in connection herewith are true and accurate and that to the best of Seller’s knowledge it is not aware of any actual, contingent or threatened liabilities, lawsuits or claims against it for any act or omission in connection with the Corporation or operation of the Business;

k.
Buyer shall represent and warrant that it understands that it is purchasing the assets of the Corporation “as is” without representation or warranty and the Seller is making no representation or warranty with respect to the future success of the Business;

l.	The Parties shall be responsible for their own costs or attorneys, advisor and accountants in connection with the consummation of the Transaction.

m.
If any Party fails to negotiate in good faith, or if each Party hereto has not entered into the Definitive Purchase Agreement by April 1, 2011, then any obligation to negotiate and prepare the DPA or otherwise deal with any other Party to this LOI shall immediately terminate.

n.	Seller agrees that it shall not entertain any offers to purchase the Corporation during the term of this LOI;

o.
Each Party shall be solely responsible for its own expenses, legal fees and consulting fees related to the negotiations described in the LOI, whether or not any of the transactions contemplated in the LOI are consummated;

p.
VENUE, CHOICE OF LAW. The terms and conditions of the LOI shall be governed by and construed in accordance with the laws of the State of California, without reference to its choice of law rules. Any action arising as a result of this Letter shall be brought in the state courts located in San Diego County, State of California.

q.
Other than the covenants in Sections 1(b), 3(m), 3(n), 3(o) and 3(p) of this LOI, this LOI is not binding upon either the buyer or the Seller, and the Acquisition is subject to the negotiation and execution of a definitive acquisition agreement between the Purchaser, Company and Seller.

Very truly yours,

“Buyer”

By: /s/David Koos
Entest BioMedical, Inc.
David Koos, CEO
Date: ___________________________

AGREED AND ACCEPTED THIS 11th DAY OF FEB., 2011:

“Seller”

By: /s/ Barbara Starr, DVM
Barbara Starr, DVM

“Corporation

By: /s/Barbara Starr, DVM
Noah’s Ark Starr Animal Hospital, Inc.
Barbara Starr, President